SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15 (d) OF

THE SECURITIES EXCHANGE ACT OF 1934

September 5, 2014
Date of Report (Date of earliest event reported)

Hotel Outsource Management International, Inc.
(Exact Name of Registrant as Specified in Its Charter)

Delaware	6719	13-4167393
(State or Other Jurisdiction of	Commission File	(I.R.S. Employer
Incorporation or Organization)	Number	Identification No.)

80 Wall Street, Suite 815, New York, New York	10005
(Address of Principal Executive Offices)	(Zip Code)

212-344-1600
Registrant’s telephone number, including area code

(Former Name or former Address, if Changed Since Last Report)

Item 1.01 - Closing of Material Definitive Agreement

Previously, on March 25, 2014, Hotel Outsource Management International, Inc. (“HOMI”) entered into an agreement (the “Agreement”) with HOMI Industries Ltd. (“Industries”), Daniel Cohen (“Cohen”) and Moise Laurent Elkrief (“Elkrief”).

The Agreement was reported in prior filings by HOMI.

On September 5, 2014, the closing of the Agreement took place, where the Agreement was implemented. As a result, HOMI no longer owns any operations or any operational subsidiaries.

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensation Arrangements of Certain Officers

(a)	Resignation of Kalman Huber as a Director

On September 5, 2014, Kalman Huber tendered his resignation as a director of Hotel Outsource Management International, Inc. (“HOMI”), effective September 5, 2014. In addition, Mr. Huber has resigned from his position as a director and/or officer of HOMI’s affiliate, HOMI Europe S.A.R.L., effective September 5, 2014. Mr. Huber’s resignations follow on from the successful closing and completion, on September 5, 2014, of the transaction by which HOMI sold its operations, pursuant to the Agreement which was reported in HOMI’s previous filings. The resignations are unrelated to HOMI’s policies or practices.

(b)	Resignation of Jacob Ronnel as a Director

On September 5, 2014, Jacob Ronnel tendered his resignation as a director of HOMI, effective September 5, 2014. Mr. Ronnel’s resignation follows on from the successful closing and completion, on September 5, 2014, of the transaction by which HOMI sold its operations, pursuant to the Agreement which was reported in HOMI’s previous filings. The resignation is unrelated to HOMI’s policies or practices.

(c)	Resignation of Daniel Cohen as a Director and CEO / CFO / President

On September 5, 2014, Daniel Cohen tendered his resignation as a director of HOMI and from all offices held in HOMI, including the offices of CEO, CFO and President, all effective September 5, 2014. In addition, Mr. Cohen has resigned from his position as a director and/or officer of HOMI’s affiliate, HOMI Europe S.A.R.L. , effective September 5, 2014. Mr. Cohen’s resignations follow on from the successful closing and completion, on September 5, 2014, of the transaction by which HOMI sold its operations, pursuant to the Agreement which was reported in HOMI’s previous filings. The resignations are unrelated to HOMI’s policies or practices.

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(c) On September 5, 2014, the board of directors appointed Mr. Avraham Bahry to serve as the Company’s President, CEO and CFO. Mr. Bahry has been a director of HOMI since December 2004 and its Chairman from December 2004 to 2011. Mr. Bahry established Mul-T-Lock Ltd., an Israeli corporation, in 1973, which he grew into a multi-national holding company in the business of products and services for the protection of life and property. Mr. Bahry sold Mul-T-Lock Ltd. in 1999 and has worked as a consultant since then.

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereto duly authorized.

September 17, 2014	Hotel Outsource Management International, Inc.

	By:	/s/ Avraham Bahry
	Name:	Avraham Bahry
	Title:	Director

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